TAX FREE FUND OF VERMONT
                               128 Merchants Row
                               Rutland, VT. 05701
                                  802-773-0674
                                  800-675-3333
                               Fax: 802-773-2392



                                                  February 21, 1997


Securities and Exchange Commission
Division of Investment Management
450 Fifth Street, NW
Washington, DC  20549


              Rule 24f-2 Notice for Tax Free Fund of Vermont, Inc.
                               File No. 33-41043


Dear Sirs:

This Rule 24f-2 Notice is filed for the year ended December 31, 1996. There were 133,416 shares of common stock of the registrant sold during the calendar year 1996. All shares were sold in reliance upon registration pursuant to section 24f-2 of the Investment Company Act of 1940. Enclosed with this filing is an opinion of counsel relating to the issuance of such shares. Please deduct the amount of $75.97*, representing the filing fee due and payable for the registration of such shares, from the restricted account funds presently on deposit in the Fund's account with you.




                                                  Sincerely,

                                                  \s\ John T. Pearson
                                                      John T. Pearson
                                                      President


* This fee is computed by multiplying the amount of $250,708 (comprised of the actual aggregate sale price of $1,323,013 less the aggregate actual redemption price of $1,072,305 for such shares) by a fraction equal to 1/33 of 1%.